CONSULTING AGREEMENT

This agreement is by and between Natural Venture, a British Virgin Island Corporation (Natural) and Atlantic Capital Ventures, Inc, a Nevada Corporation (Atlantic), for consulting services to be rendered by Natural Venture on behalf of Capital Ventures for a period of one year commencing December 1, 2000 and ending November 30, 2001.

Whereas Natural desires to provide certain consulting services to Atlantic and Atlantic wishes Natural to provide those services, Atlantic hereby agrees to issue Natural a total 100,000 shares of unregistered common stock at a value of $.05 per share for a total value of $5,000 USD.

In return for a period of 12 months commencing December 1, 2000 and ending on November 30, 2001, Natural Venture will use its best efforts to refer potential business partners, strategic alliances or candidates for possible merger or acquisition with Atlantic for the purpose of furthering their business objectives.

Further, Atlantic agrees to hold Natural harmless for any consequences of any business transactions consummated by Atlantic with any person's or companies that Natural may introduce to it.

Further, Atlantic and Natural mutually agree that all transactions and introductions shall be done in full compliance with all applicable local and federal securities laws as dictated by the Securities Act of 1933 and the Securities Exchange Act of 1934.

Agreed this 23rd day of November 2000

/s/ Nicolet Roulet
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Natural Venture



Agreed this 23 day of November 2000




/s/  Christopher Miles
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Christopher Miles, President